Registration No. 333-____

As filed with the Securities and Exchange Commission on July 3, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHORE BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	52-1974638
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

18 E. Dover Street
Easton, Maryland 21601
(Address of Principal Executive Offices, Zip Code)

The Community Financial Corporation
2015 Equity Compensation Plan

(Full Title of the Plan)

Copies to:
James M. Burke	Kevin Houlihan, Esq.
President and Chief Executive Officer	William Levay, Esq.
Shore Bancshares, Inc.	Holland & Knight LLP
18 E. Dover Street	800 17th Street, NW, Suite 1100
Easton, Maryland 21601	Washington, DC 20006
(410) 763-7800	Telephone: (202) 955-3000
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Merger

On July 1, 2023, in accordance with terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2022, by and between Shore Bancshares, Inc., a Maryland corporation (“SHBI” or the “Registrant”) and The Community Financial Corporation, a Maryland corporation (“TCFC”), TCFC merged with and into SHBI with SHBI as the surviving corporation (the “Corporate Merger”). Promptly following the Corporate Merger, TCFC’s wholly-owned bank subsidiary, the Community Bank of the Chesapeake, merged with and into Shore United Bank, N.A. (“Shore United”), which is the wholly-owned bank subsidiary of SHBI, with Shore United as the surviving institution (the “Bank Merger,” and together with the Corporate Merger, the “Merger.”)

Treatment of TCFC Equity Awards

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”):

•	Each award in respect of a share of TCFC common stock, par value $0.01 per share (“TCFC Common Stock”) subject to vesting, repurchase or other lapse restriction (a “TCFC Restricted Stock Award”) granted under TCFC’s 2015 Equity Compensation Plan (the “TCFC 2015 Plan”) that was outstanding immediately prior to the Effective Time was assumed and converted into a restricted stock award (a “SHBI Restricted Stock Award”) in respect of that number of shares of SHBI Common Stock, par value $0.01 per share (“SHBI Common Stock”) equal to the product of the total number of shares of TCFC Common Stock subject to the TCFC Restricted Stock award multiplied by 2.3287 (the “Exchange Ratio”) and continues to be subject to the same terms and conditions as were applicable to the applicable TCFC Restricted Stock Award immediately prior to the Effective Time;
•	Each time-vesting restricted stock unit award in respect of a share of TCFC Common Stock (a “TCFC RSU Award”) granted under the TCFC 2015 Plan that was outstanding immediately prior to the Effective Time was assumed and converted into a time-vesting restricted stock unit award (a “SHBI RSU Award”) in respect of that number of shares of SHBI Common Stock equal to the product of the total number of shares of TCFC Common Stock subject to a TCFC RSU Award multiplied by the Exchange Ratio and continues to be subject to the same terms and conditions as were applicable under such TCFC RSU Award immediately prior to the Effective Time (including vesting terms); and
•	Each performance-vesting restricted stock unit award in respect of a share of TCFC Common Stock (a “TCFC PSU Award”) granted under the TCFC 2015 Plan that was outstanding immediately prior to the Effective Time was assumed and converted into a SHBI RSU Award in respect of that number of shares of SHBI Common Stock equal to the product of the total number of shares of TCFC Common Stock subject to the TCFC PSU Award multiplied by the Exchange Ratio. For purposes of the conversion into a SHBI RSU Award, the total number of shares of TCFC Common Stock subject to each TCFC PSU Award is equal to the amount of TCFC Common Stock assuming performance goals had been satisfied based on target performance as specified by the underlying TCFC PSU Award. Each resulting SHBI RSU Award will generally be subject to the same terms and conditions as applied to the TCFC PSU Award immediately prior to the Effective Time, except that the resulting SHBI RSU Award will no longer be subject to any performance conditions and will instead be subject only to time-based vesting.

This Registration Statement on Form S-8 (“Registration Statement”) registers (i) 94,751 shares of SHBI Common Stock which may be issuable pursuant to awards that were outstanding under the TCFC 2015 Plan at the Effective Time and (ii) an additional 603,676 shares of SHBI Common Stock which may be issued pursuant to awards that may be granted under the TCFC 2015 Plan, in each case, that are being assumed by SHBI, in accordance with, and subject to the terms and conditions of, an exception under Section 5635 of The Nasdaq Stock Market LLC Rules. Such additional shares of SHBI Common Stock represent the remaining number of shares of TCFC Common Stock available for issuance under the TCFC 2015 Plan immediately prior to the Effective Time, as appropriately adjusted to reflect the Merger.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to employees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 30, 2023;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 15, 2023;

•	The Registrant’s Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Shareholders filed with the Commission on April 12, 2023;

•	The Registrant’s Current Reports on Form 8-K (other than those portions furnished under Items 2.02, 7.01 and 9.01 of Form 8-K), filed with the Commission on December 14, 2022, February 8, 2023, March 7, 2023, May 3, 2023, May 25, 2023, June 20, 2023, July 3, 2023; and

•	The description of the Registrant’s common stock contained in its Registration Statement on Form 10, filed with the Commission on April 3, 1997, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its articles a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s amended and restated articles of incorporation (the “Charter”), and amended and restated by-laws (the “By-Laws”), require the Registrant to indemnify its directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses. The Charter also provides for the elimination of personal liability of the Registrant’s directors and officers to the Registrant or its stockholders for money damages to the fullest extent permitted by Maryland law.

The Registrant has provided for indemnification of directors, officers, employees and agents in Section (a)(5) of Article Seven of the Charter. This provision of the Charter reads as follows:

(5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

The Registrant has limited the liability of its directors and officers for money damages in Section (a)(6) of Article Seven of the Charter. This provision of the Charter reads as follows:

(6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

Section 2-418 of the MGCL provides that a Maryland corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer will have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below). In addition, a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the articles, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise. Termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as described in clause (1) of this paragraph (or a committee thereof); or (3) by the shareholders (other than shareholders who are also directors or officers who are parties to the proceeding).

Section 2-418 of the MGCL provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding will be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court will require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability has been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his or her official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418 of the MGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

As permitted under Section 2-418 of the MGCL, the Registrant has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 18(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Document

4.1	Amended and Restated Articles of Incorporation of Shore Bancshares, Inc.(1)
4.2	Articles Supplementary relating to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)
4.3	Articles Supplementary relating to the reclassification of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as common stock(3)
4.4	Articles of Amendment of the Amended and Restated Articles of Incorporation of Shore Bancshares, Inc., effective as of July 1, 2023(4)
4.5	Form of Common Stock Certificate of Shore Bancshares, Inc.(5)
4.6	The Community Financial Corporation 2015 Equity Compensation Plan(6)
5.1	Opinion of Holland & Knight LLP
23.1	Consent of Holland & Knight LLP (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.2	Consent of Yount, Hyde & Barbour, P.C.
24	Power of Attorney (contained on signature page)
107	Filing Fee Table

(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on December 14, 2000
(2)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Commission on January 13, 2009
(3)	Incorporated by reference to Exhibit 3.1(i) of the Registrant’s Form 8-K filed with the Commission on June 17, 2009
(4)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on July 3, 2023
(5)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3, filed by the Registrant under the Securities Act with the Commission on June 25, 2010
(6)	Incorporated by reference to Appendix A in the Definitive Proxy Statement of The Community Financial Corporation filed with the Commission on March 25, 2015

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easton, State of Maryland, on July 3, 2023.

SHORE BANCSHARES, INC.

By:	/s/ JAMES M. BURKE
James M. Burke
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints James M. Burke and Alan J. Hyatt his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James m. burke	President and Chief Executive Officer (Principal Executive Officer)	July 3, 2023
James M. Burke

/s/ TODD L. CAPITANI	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2023
Todd L. Capitani

/s/ ALAN J. HYATT	Chairman of the Board of Directors	July 3, 2023
Alan J. Hyatt

/s/ AUSTIN J. SLATER, JR.	Vice Chairman of the Board of Directors	July 3, 2023
Austin J. Slater, Jr.

/s/ MICHAEL B. ADAMS	Director	July 3, 2023
Michael B. Adams

/s/ R. MICHAEL CLEMMER, JR.	Director	July 3, 2023
R. Michael Clemmer, Jr.

/s/ WILLIAM E. ESHAM, III	Director	July 3, 2023
William E. Esham, III

/s/ LOUIS P. JENKINS, JR.	Director	July 3, 2023
Louis P. Jenkins,. Jr.

/s/ DAVID S. JONES	Director	July 3, 2023
David S. Jones

/s/ JAMES A. JUDGE	Director	July 3, 2023
James A. Judge

/s/ CLYDE V. KELLY, III	Director	July 3, 2023
Clyde V. Kelly, III

/s/ JOHN A. LAMON, III	Director	July 3, 2023
John A. Lamon, III

/s/ FRANK E. MASON, III	Director	July 3, 2023
Frank E. Mason, III

/s/ REBECCA M. MCDONALD	Director	July 3, 2023
Rebecca M. McDonald

/s/ DAVID W. MOORE	Director	July 3, 2023
David W. Moore

/s/ MARY TODD PETERSON	Director	July 3, 2023
Mary Todd Peterson

/s/ E. LAWRENCE SANDERS, III	Director	July 3, 2023
E. Lawrence Sanders, III

/s/ JOSEPH V. STONE, JR.	Director	July 3, 2023
Joseph V. Stone, Jr.

/s/ ESTHER A. STREETE	Director	July 3, 2023
Esther A. Streete

/s/ KONRAD M. WAYSON	Director	July 3, 2023
Konrad M. Wayson

/s/ DAWN M. WILLEY	Director	July 3, 2023
Dawn M. Willey